SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):        August 30, 2000
                                                   -----------------------------



                      Commodore Applied Technologies, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)
--------------------------------------------------------------------------------




  Delaware                           1-11871                   11-3312952
  --------                           -------                   ----------
 (State or other jurisdiction      (Commission              (I.R.S. Employer
  of incorporation)               File Number)             Identification No.)


         150 East 58th Street, 32nd Floor
         New York, New York                                      10155
         ---------------------------------------------        -----------
         (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  (212) 308-5800
                                                     --------------


 ------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.   Acquisition or Disposition of Assets.

Acquisition of Dispute Resolution Management, Inc.

         On August 30, 2000, our company, Commodore Applied Technologies, Inc. entered into a stock purchase agreement with Dispute Resolution Management, Inc., William J. Russell and Tamie P. Speciale. This agreement amended and restated in its entirety the terms of an agreement and plan of merger, dated August 18, 2000, and an asset transfer agreement, dated as of January 31, 2000, which we had previously entered into with Dispute Resolution Management, Inc. Mr. Russell and Ms. Speciale.

         Under the terms of the current agreement we will purchase from Mr. Russell and Ms. Speciale, the stockholders of Dispute Resolution Management, Inc., 81% of the issued and outstanding capital stock of Dispute Resolution Management, Inc. The consideration to the shareholders of Dispute Resolution Management, Inc. will consist of the following:

o An aggregate of 8,859,000 shares of our common stock to Mr. Russell and Ms. Speciale, and an additional 1,641,000 shares to Dispute Resolution Management, Inc., 1.5 million of which are to be distributed to certain key employees and an unaffiliated third party. Of these 10.5 million shares, 9.5 million will be subject to our one-year option to repurchase any or all of those shares at a price equal to the greater of $1.50 per share or 65% of the average closing price per share of our common stock for the three trading days immediately prior to our exercise of this option. Our one-year repurchase option period commences August 30, 2000.

o We will also issue an additional 5.0 million shares of our common stock to Mr. Russell and Ms. Speciale in exchange for an option to purchase the remaining 19% interest in Dispute Resolution Management, Inc. from Mr. Russell and Ms. Speciale. If and when exercised, the option price will be based upon the relative appraised value of the business of Dispute Resolution Management, Inc. as compared to the consolidated appraised value of our company as a whole. For purposes of calculating the value of the business of Dispute Resolution Management, Inc., all e-commerce initiatives of our company and our subsidiaries will be excluded (but will be included in valuing our company as a whole). The appraisals will be conducted by a mutually acceptable investment banker, and a final valuation of the 19% minority interest in Dispute Resolution Management, Inc. will be paid in additional shares of our common stock, based on the market value of our common stock at that time. It is our intention to exercise this option as soon as contractually permitted.

o We will issue to Mr. Russell, Ms. Speciale and a key employee of Dispute Resolution Management, Inc. five-year warrants to purchase up to an aggregate of 1,000,000 shares of our common stock at an exercise price of $2.00 per share.

o Mr. Russell and Ms. Speciale will be entitled to receive quarterly earn-out distributions equal to 35% of the cash flow of Dispute Resolution Management, Inc. over an earnout period commencing as of September 1, 2000 and ending December 31, 2005. These distributions will not exceed approximately $37.0 million in total. Pursuant to a make whole agreement, dated as of August 30, 2000, we have agreed that if Dispute Resolution Management, Inc. has not distributed to Mr. Russell and Ms. Speciale a total of $10.0 million in cash in earn-out payments by December 31, 2003, we will make up any difference between $10.0 million and the actual cash distributed to them in either cash payments or, at our sole option, additional shares of our common stock valued at the time of issuance. If this obligation requires us to issue more than 2.0 million shares of our common stock, we have the right to defer the issuance of any shares in excess of 2.0 million shares to December 31, 2005, based on the market price at that later date.

         We have agreed to register for resale under the Securities Act of 1933, as amended, the 15.5 million shares of our common stock that will be issued under the agreement, as well as the 1.0 million shares of our common stock underlying the warrants that will be issued under the agreement, not later than 90 days after August 29, 2000. Notwithstanding our agreement to register these shares, Mr. Russell, Ms. Speciale and the other holders of the 15.5 million shares of our common stock have agreed not to sell any of those shares during our one-year repurchase option period commencing August 30, 2000.

         We have an absolute and irrevocable obligation to repurchase, by the end of the one-year option period, that number of the 9.5 million shares of our common stock subject to the repurchase option so as to provide the holders of those shares with a total of $14.5 million, less any proceeds previously received by them from the exercise of our one-year option to repurchase our common stock. The price at which we will be required to repurchase these shares will be equal to the greater of $1.50 per share or 65% of the average closing price per share of our common stock for the three trading days immediately prior to our repurchase.

         Mr. Russell and Ms. Speciale can terminate our repurchase option and their agreement not to sell the shares subject to the option at any time prior to the end of the one-year option period, as to either 1,000,000 of the optioned shares or as to all 9,500,000 optioned shares. However, if they elect to terminate our entire option, our obligation to repurchase $14.5 million of our common stock from them will also terminate.

         To secure our obligations under the make whole agreement, our $14.5 million repurchase obligation with respect to the shares of our common stock issued in the transaction, and other covenants of ours under the stock purchase agreement, we have pledged to Mr. Russell and Ms. Speciale our entire 81% equity interest in Dispute Resolution Management, Inc., as well as our shares that are subject to our repurchase option and obligation. Once the $14.5 million repurchase obligation amount has been paid (or waived by Mr. Russell and Ms. Speciale by terminating our repurchase option and their obligation not to sell their shares of our common stock) under the stock purchase agreement after one year, 50% of our pledged equity will be released from the pledge agreement. At such time as the $10.0 million in cash or shares of our common stock is timely paid or issued under the make whole agreement, our pledge of our entire 81% equity interest in Dispute Resolution Management, Inc. will terminate.

         At the closing of the transaction, Mr. Russell and Ms. Speciale will each enter into five-year employment agreements with Dispute Resolution
Management, Inc. providing for starting salaries of $262,000 per year, with annual increases of not more than 5%. In addition, Mr. Russell and Ms. Speciale will also enter into five-year non-competition agreements with Dispute Resolution Management, Inc. and our company. It is also intended that specified key employees of Dispute Resolution Management, Inc. will continue to be employed by the company after the transaction.

         Commodore Environmental Services, Inc., a Delaware corporation, and Paul E. Hannesson, our Chairman of the Board, President and Chief Executive Officer, which together own an aggregate of 50.35% of our issued and outstanding shares of common stock, have consented in writing to the transaction and all the transactions contemplated by the stock purchase agreement and have agreed to deliver to Mr. Russell and Ms. Speciale, their irrevocable proxy to vote their shares in our company in favor of the transaction at any special meeting of our stockholders called for the purpose of approving the transaction.

         The transactions contemplated by the stock purchase agreement were consummated as of August 31, 2000 and, as of that date, we own 81% of Dispute Resolution Management, Inc. However, in order to comply with the Rules of the American Stock Exchange, we may not issue more than 20% of our outstanding common stock in any acquisition transaction until our stockholders have received a proxy statement in compliance with the Securities Exchange Act of 1934, as amended, and have approved and ratified the transaction at a stockholders meeting called, in whole or in part, for that purpose. Accordingly, at closing only 6.0 million shares of our common stock were issued to Mr. Russell and Ms. Speciale, with the 9.5 million balance and the warrants to purchase 1.0 million shares of our common stock to be issued following the stockholders meeting. We have covenanted with the Dispute Resolution Management, Inc. stockholders to promptly file a proxy statement with the SEC and cause the stockholders meeting to be held and stockholder approval obtained by not later than November 15, 2000. Since the holders of a majority of the outstanding shares of our common stock have issued their proxies to vote in favor of the transaction, absent the issuance of a significant number of additional shares, the required approval of our stockholders appears to be assured.

         All of the terms and conditions of the stock purchase agreement were determined as a result of arm's-length negotiations among representatives of the parties to the stock purchase agreement.

         All of the foregoing information is qualified in its entirety by reference to the stock purchase agreement and the exhibits to the stock purchase agreement, a copy of which is attached to this Current Report as Exhibit 99.1.

         We have included in Item 7 of this Current Report historical financial statements of Dispute Resolution Management, Inc. for the three years ended December 31, 1999, as well as pro forma financial information for the twelve months ended December 31, 1999 giving effect to our acquisition of substantially all of the assets of Dispute Resolution Management, as if such transaction had occurred on January 1, 1999.

Item 5.   Other Events

Agreement with Kobe Steel Ltd.

         On August 30, 2000, we announced that our joint venture with Teledyne Technologies, Inc., Teledyne-Commodore, LLC, entered into an agreement with Kobe Steel Ltd. to use its proprietary solvated electron technology for the neutralization and destruction of recovered chemical weapons found in the vicinity of Lake Kussharo, Japan.

         Please see the press release filed with this Current Report as Exhibit 99.2, which is incorporated herein by reference, for additional information relating to this agreement.

Item 7.   Financial Statements, Pro Forma Financial Statements and Exhibits.

         (a)      Financial Statements of Business Acquired.

                  Consolidated Balance Sheet of Dispute Resolution Management, Inc. as of December 31, 1999 and 1998 and as of June 30, 2000 (unaudited);

                  Consolidated Statements of Earnings of Dispute Resolution Management, Inc. for the years ended December 31, 1999, 1998 and 1997 and for the six months ended June 30, 2000 and 1999 (unaudited);

                  Consolidated Statements of Stockholders' Equity of Dispute Resolution Management, Inc. for the years ended December 31, 1999, 1998 and 1997 and for the six months ended June 30, 2000 (unaudited);

                  Consolidated Statements of Cash Flows of Dispute Resolution Management, Inc. for the years ended December 31, 1999, 1998 and 1997 and for the six months ended June 30, 2000 and 1999 (unaudited);

         (b)      Pro Forma Financial Information (unaudited).

                  Pro Forma Condensed Consolidated Statement of Operations Data for the Six Months Ended June 30, 2000;

                  Pro Forma Condensed Consolidated Statement of Operations Data for the Year Ended December 31, 1999;

                  Pro Forma  Condensed Consolidated  Balance  Sheet at June 30,
         2000

         (c)      Exhibits.

         27.1     Financial Data Schedule


         99.1     Stock Purchase  Agreement,  dated as of August 30, 2000, among
                  Commodore  Applied  Technologies,   Inc.,  Dispute  Resolution
                  Management, Inc., William Russell and Tamie Speciale.

         99.2     Press Release Dated August 30, 2000

                      COMMODORE APPLIED TECHNOLOGIES, INC.

                PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

     The following unaudited condensed pro forma combined balance sheet at June 30, 20000 of Commodore Applied Technologies, Inc. ("Commodore") and Dispute Resolution Management, Inc. ("DRM") assumes the acquisition of DRM by Commodore. The agreement is dated as of August 30, 2000. It combines the historical balance sheets of Commodore and DRM. The business combination has been accounted for as a purchase of DRM giving effect to the acquisition of 100% of the outstanding common shares of DRM. The unaudited condensed pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes.

     The following unaudited condensed pro forma combines statements of operations for the year ended December 31, 1999 and six months ended June 30, 2000 for Commodore and DRM assumes the acquisition of DRM by Commodore as of January 1, 1999.

     The pro forma results of operations are not necessarily indicative of the results of operations that would actually have been obtained if the transactions had occurred as of the beginning of the year and six month period. These statements should be read in conjunction with the historical financial statements and related notes.


                                       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                                               FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                                          (Unaudited)
                                               (In thousands, except per share data)


                                                                             The

                                                       Commodore        Acquisition       Acquisition
                                                          (1)           of DRM (2)        Adjustments         Pro-Forma
                                                    ----------------   --------------    ---------------    ---------------
Revenue                                                      $8,870           $3,689                 $0            $12,559

Costs and expenses:
     Cost of sales                                            7,858              924                  0              8,782
     Research and development                                   600              566                  0              1,166
     General and Administrative                               1,845                0                  0              1,845
     Depreciation and amortization                              379                0                890  (3)         1,269
     Minority interest                                            0                0                406  (6)           406
                                                                                   0

                                                    ----------------   --------------    ---------------    ---------------
          Total costs and expenses                           10,682            1,490              1,296             13,468
                                                    ----------------   --------------    ---------------    ---------------

Loss from operations                                         (1,812)           2,199             (1,296)              (909)

Gain on sale of affiliate                                         0                0                  0                  0
Equity in losses of
     unconsolidated subsidiary                                    0                0                  0                  0
Option and other income                                           0               66                  0                 66
Interest Income                                                  39                6                  0                 45
Interest Expense                                               (103)               0               (389) (5)          (492)

                                                    ----------------   --------------    ---------------    ---------------
Loss before income taxes and
     extraordinary item                                      (1,876)           2,271             (1,685)            (1,290)

Income tax benefit                                                0                0                  0                  0

                                                    ----------------   --------------    ---------------    ---------------
Net loss                                                     (1,876)           2,271             (1,685)            (1,290)
                                                    ================   ==============    ===============    ===============


Net loss per share - basic and
     diluted                                                 ($0.06)                                                ($0.03)
                                                    ================                                        ===============
Weighted average number of common
     shares outstanding (in thousands)           (4)         31,525                                                 47,025
                                                    ================                                        ===============

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                  of Operations


                                       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                                                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                  (Unaudited)
                                                     (In thousands, except per share data)


                                                                             The

                                                  Commodore           Acquisition        Acquisition
                                                        (1)            of DRM (2)      Adjustments           Pro-Forma
                                                  ----------------   ---------------   ----------------    --------------
Revenue                                                   $18,147            $6,438                 $0           $24,585

Costs and expenses:
     Cost of sales                                         16,127             1,647                  0            17,774
     Research and development                               1,145                 0                  0             1,145
     General and Administrative                             4,037               555                  0             4,592
     Depreciation and amortization                            696                 0              1,780  (3)        2,476
     Minority interest                                          0             1,293                811  (6)          811
                                                                                                (1,293) (6)
                                                  ----------------   ---------------   ----------------    --------------
         Total costs and expenses                          22,005             3,495              1,299            26,799
                                                  ----------------   ---------------   ----------------    --------------

Income (Loss) from operations                              (3,858)            2,943             (1,299)           (2,214)

Gain on sale of affiliate                                       0                 0                  0                 0
Equity in losses of
     unconsolidated subsidiary                                  0                 0                  0                 0
Other Income                                                    0                 8                  0                 8
Interest Income                                                39                35                  0                74
Interest Expense                                             (166)               (8)              (778) (5)       (2,330)
                                                                                                (1,378) (7)
                                                  ----------------   ---------------   ----------------    --------------

Income (Loss) before income taxes                          (3,985)            2,978             (3,455)           (4,462)

Income tax benefit                                              0                 0                  0                 0

                                                  ----------------   ---------------   ----------------    --------------
Net Income (loss)                                         ($3,985)           $2,978            ($3,455)          ($4,462)
                                                  ================   ===============   ================    ==============

Net loss per share - basic and
     diluted                                               ($0.16)                                                ($0.11)
                                                  ================                                         ==============
Weighted average number of common
     shares outstanding (in thousands)         (4)         24,819                                                 40,319
                                                  ================                                         ==============

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                  of Operations

       Notes to Pro Forma Condensed Consolidated Statements of Operations
                                   (Unaudited)

                             (Dollars in Thousands)

(1)  Represents the historical results of Commodore.

(2)  Represents the historical results of DRM.

(3) Represents amortization of DRM goodwill over a twenty-year period and covenants not to compete over five years.

(4) Assumes historical Commodore shares outstanding and the proposed issuance of 15,500,000 common shares with the purchase of DRM. As exercise of warrants and/or options will only dilute the loss per share so they are not considered in this calculation.


                                                                                     Year Ended            Six Months
                                                                                    December 31,         Ended June 30,
                                                                                        1999                  2000
                                                                                   ---------------   -----------------------

        Historical weighted number of shares                                               24,819                    31,525
        Anticipated shares added with DRM purchase                                         15,500                    15,500

                                                                                   ---------------   -----------------------
        Pro Forma weighted average number of shares after Acquisition                      40,319                    47,025
                                                                                   ===============   =======================

(5) Discount on guarantee payment debt is amortized over 3 Years at an effective interest rate of 10.5%.

(6) DRM principals will be entitled to a special distribution of 16% of the LLC's annual EBIT until December 31, 2005. In addition, they are entitled to 19% of the LLC's EBIT as minority shareholders. DRM has settled its amount due to KPMG, thus the minority interest shown by DRM in 1999 will be eliminated for purposes of this pro forma.

(7) Amortization of interest imputed on purchase obligation on 9.5 million option shares.


         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT JUNE 30, 2000
                                   (Unaudited)

                      (In thousands, except per share data)


                                                                             The

                                                                        Acquisition        Acquisition
                                                      Commodore            of DRM          Adjustments          Pro-Forma
                                                      -------------     -------------    ----------------      ------------
ASSETS

     Current assets:
         Cash and cash equivalents                          $1,155              $238               ($500)   (2)     $1,393
                                                                                                    $500    (2)

         Account receivable, net                             3,115             2,291              (2,000)   (1)      3,406
         Notes and advances to
           related parties                                     310                                                     310
         Prepaid assets and other
           current assets                                      500                29                                   529
                                                      -------------     -------------    ----------------      ------------
             Total current assets                            5,080             2,558              (2,000)            5,638

     Investments and Advances                                  325                40                                   365
     Property and equipment, net                             2,143               120                                 2,263
     Other assets
         Patents and completed

           Technology, net                                     929                                                     929
         Goodwill, net                                       6,713                                25,103    (2)     31,816
         Covenants not to compete                                0                 0               2,625             2,625
                                                      -------------     -------------    ----------------      ------------
             Total Assets                                  $15,190            $2,718             $25,728           $43,636
                                                      =============     =============    ================      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities

         Accounts payable                                   $1,289              $110                                $1,399
         Current portion of LT debt and notes payable          953                 0              13,122    (2)     14,075
         Line of credit                                        823                                                     823
         Other accrued liabilities                           1,661                87                                 1,748
                                                      -------------     -------------    ----------------      ------------
             Total current liabilities                       4,726               197              13,122            18,045

     Long term debt                                            162                                 7,412    (2)      8,191
     Notes payable to related parties                          185                 0                                   185

                                                      -------------     -------------    ----------------      ------------
             Total liabilities                               5,073               197              19,005            24,275

     Minority interest in subsidiary                             0                 0                 194    (2)        194

     Stockholder's Equity                                   10,117             2,521              (2,000)   (1)     17,639
                                                                                                   6,563    (2)
                                                                                                     959    (2)
                                                                                                  (1,021)   (2)
                                                                                                     500    (2)
                                                      -------------     -------------    ----------------      ------------
             Total Liabilities and

                 Stockholders' Equity                      $15,190            $2,718             $25,728           $43,636
                                                      =============     =============    ================      ============

     See Accompanying Notes to Unaudited Pro Forma Condensed Balance Sheet

             Notes to Pro Forma Condensed Consolidated Balance Sheet
                                   (Unaudited)

                             (Dollars in Thousands)

(1) The agreement with DRM provides that the current owners will be allowed to take approximately $2,000 from the business prior to closing. Thus the historical numbers for DRM for December 31, 1999 must be restated before they are consolidated. This is the purpose of this entry.

           DRM Contribution to new DRM:
           Equity before adjustment                                $2,521



           Less cash to DRM shareholders               (2000)       (2000)
                                                                 ---------
             Net DRM contribution to new DRM                         $521
                                                                 =========

(2) Represents the adjustments to the historical financial statements of Commodore to record Commodore's investment in the new DRM and to establish the amount of goodwill that will be recorded as a result of the formation of DRM. This note also calculates the amount of net equity of the new DRM that will appear in the consolidated financial statements:


           Commodore contribution:                               DRM:
           9,500,000 Option Merger common shares (A)$ 13,122     Cash contributed by Commodore              $ 500
           5,000,000 Merger common shares (B)          5,469     Stock and warrant contributed by Commodore 2,084
           1,000,000 common shares (C)                 1,094     NBV contributed by DRM                       521
           Warrant to purchase 1,000,000 shs  (C)        959                                                    0
           Future payment guarantee                   10,000     Stock and warrant distribution            (2,084)
                                                                                                       -----------

                                                                    DRM Beginning Equity                   $1,021
                                                                                                       ===========

           Interest discount on net guarantee  (D)  $ (2,588)
           Cash                                          500     DRM Equity owned by Commodore (81%)         $827
                                                  -----------                                          ===========

             Total invested by Commodore            $ 28,556
                                                  ===========

                                                                 DRM Equity owned by former
                                                                    shareholders (19%)                       $194
                                                                                                       ===========


           Excess of Commodore investment over value of its
              interest in DRM equity                                         $ 27,728
                                                                          ===========

           Covenants not to compete                                          $  2,625  (E)
           Goodwill                                                            25,103
                                                                          -----------
                                                                             $ 27,728
                                                                          ===========


(A) Option merger common shares are restricted and can't be sold for one year and are subject to an absolute and irrevocable obligation by Commodore to purchase any and all of the shares by the end of one year. Commodore's total obligation to fund is $14.5 million. The present value of $14.5 million using a discount factor of 10.5% is $13,122. It is the Company's intention to exercise its option to repurchase these shares throughout the year and immediately resell these shares to pay off this entire obligation.

(B) 5,000,000 merger common shares are unregistered and are restricted as to sale for 13 months. These shares are valued at the average trading value of common stock ($1.09375 per share - see Note C).

(C) Average stock value for the five days before and five days after August 11, 2000, the date this acquisition was announced, was $1.09375 per share and the option value computed using the Black-Scholes model was $.959 per share.

(D)  Net guarantee discounted at 10.5% for three years.

(E) Covenants not to compete will last five years. Value was estimated to be the same as value of salary guarantees to former DRM owners based on employment agreements with these former owners.

                       DISPUTE RESOLUTION MANAGEMENT INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED FINANCIAL STATEMENTS AND

                              REPORT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS

                           DECEMBER 31, 1999 AND 1998
                       AND AS OF JUNE 30, 2000 (UNAUDITED)

                                 C O N T E N T S


                                                                            Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                      1

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1999
       AND 1998 AND AS OF JUNE 30, 2000 (UNAUDITED)                     2

  CONSOLIDATED STATEMENTS OF EARNINGS FOR THE YEARS ENDED
       DECEMBER 31, 1999, 1998 AND 1997 AND FOR THE SIX
       MONTHS ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)                  3

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE
       YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 AND FOR
       THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)          4

  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS
       ENDED DECEMBER 31, 1999, 1998 AND 1997 AND FOR THE
       SIX MONTHS ENDED JUNE 30, 2000 AND 1999 (UNAUDITED)              5

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            7

               Report of Independent Certified Public Accountants

Board of Directors

Dispute Resolution Management Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Dispute Resolution Management Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of earnings and stockholders' equity and cash flows for the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dispute Resolution Management and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and cash flows for the three years then ended, in conformity with generally accepted accounting principles.

                /s/ Foote, Passey, Griffin & Co., LC

Salt Lake City, Utah

January 20, 2000, except for Notes A and I which are dated August 10, 2000

                        CONSOLIDATED FINANCIAL STATEMENTS

                Dispute Resolution Management Inc. and Subsidiary

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                           December 31,
                                      June 30,     ---------------------------
                                        2000           1999           1998
                                    -----------    ------------    -----------
                                   (Unaudited)

CURRENT ASSETS
   Cash and cash equivalents        $   238,277    $   545,944     $   809,381
   Accounts receivable                2,291,332        464,797         175,411
   Prepaid expenses                      28,430          1,350          37,224
   Notes and interest receivable
      from stockholders                     -          124,000             -
                                    -----------    ------------    -----------
             Total current

               assets                 2,558,039      1,136,091       1,022,016
                                    -----------    ------------    -----------

FURNITURE AND EQUIPMENT,
   at cost                              179,780        140,882          94,814

      Less accumulated

          depreciation                   59,788         44,593          22,717
                                    -----------    ------------    -----------

                                        119,992         96,289          72,097
                                    -----------    ------------    -----------

OTHER ASSETS
   Notes and interest receivable
      from stockholders                     -              -           116,000
   Investment in joint venture           40,420            -               -
                                    -----------    ------------    -----------
                                         40,420            -           116,000
                                    -----------    ------------    -----------

                                    $ 2,718,451     $ 1,232,380     $ 1,210,113
                                    ===========    ============    ============







        The accompanying notes are an integral part of these statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                           December 31,
                                     June 30,      ---------------------------
                                       2000            1999           1998
                                   -----------     ------------    -----------
                                   (Unaudited)

CURRENT LIABILITIES
   Accounts payable                $   110,446     $    70,276     $    55,930
   Accrued liabilities                  86,925          58,367           7,000
   Notes and interest payable
      to stockholders                      -           120,280
                                   -----------     ------------    -----------
          Total current liabilities    197,371         248,923          62,930
                                   -----------     ------------    -----------


LONG-TERM DEBT
   Notes and interest payable
      to stockholders                     -                 -          112,520
                                   -----------     ------------    -----------

MINORITY INTEREST                         -            183,830         339,807
                                   -----------     ------------    -----------

STOCKHOLDERS' EQUITY
   Common stock, $.10 par value
      Authorized 50,000 shares;
      issued and outstanding
      30,000 shares                      3,000           3,000           3,000
   Retained earnings                 2,518,080         796,627         691,856
                                   -----------     ------------    -----------
                                     2,521,080         799,627         694,856
                                   -----------     ------------    -----------

                                   $ 2,718,451     $ 1,232,380     $ 1,210,113
                                   ===========     ===========     ===========


        The accompanying notes are an integral part of these statements.

                Dispute Resolution Management Inc. and Subsidiary

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                         Six months
                                                        ended June 30,
                                               ----------------------------
                                                   2000             1999
                                               -----------      -----------
                                               (Unaudited)      (Unaudited)


Consulting fees                                $ 3,689,277      $ 4,835,150
                                               -----------      -----------

Operating expenses
   Salaries, benefits and

      payroll taxes                                924,155          864,895
   General and administrative                      565,695          294,312
                                               -----------      -----------
                                                 1,489,850        1,159,207
                                               -----------      -----------
      Operating income                           2,199,427        3,675,943
                                               -----------      -----------
Other income (expense)
   Interest income                                   5,601           30,045
   Other income                                     88,176              -
   Interest expense                                   (530)          (3,880)
   Other expense                                   (21,605)          (4,000)
                                               -----------      -----------
                                                    71,642           22,165

                                                 2,271,069        3,698,108

      NET EARNINGS -
          MINORITY INTEREST                              -         (969,577)
                                               -----------      -----------
      NET EARNINGS                             $ 2,271,069      $ 2,728,531
                                               ===========      ===========
      BASIC AND DILUTED NET EARNINGS
          PER SHARE                            $     75.70      $     90.95
                                               ===========      ===========
                                                (Unaudited)      (Unaudited)

Unaudited pro forma information:

   Pro forma earnings from operations          $ 2,271,069      $ 2,728,531
   Pro forma provision for income taxes           (885,717)      (1,064,127)

   Pro forma net earnings                      $ 1,385,352      $ 1,664,404
                                               ===========      ===========
Unaudited pro forma basic and diluted
   earnings per share                          $     46.18      $     55.48
                                               ===========      ===========


        The accompanying notes are an integral part of these statements.

       Years ended December 31,
-----------------------------------------
   1999            1998           1997
-----------    -----------    -----------

$ 6,438,322    $ 5,189,410    $ 1,074,083



  1,646,948      1,063,830        591,758
    555,296        342,646        232,674
-----------    -----------    -----------
  2,202,244      1,406,476        824,432
-----------    -----------    -----------
  4,236,078      3,782,934        249,651
-----------    -----------    -----------

     34,503         21,773          8,000
     24,954              -              -
     (7,760)        (7,760)        (7,760)
    (17,050)        (3,000)             -
-----------    -----------    -----------
     34,647         11,013            240
-----------    -----------    -----------
  4,270,725      3,793,947        249,891


  1,292,963      1,000,637        215,293
-----------    -----------    -----------
$ 2,977,762    $ 2,793,310    $    34,598
===========    ===========    ===========
$     99.26    $     93.11    $      1.16
===========    ===========    ===========



$ 2,977,762    $ 2,793,310    $    34,598
 (1,161,327)    (1,089,391)       (13,493)
-----------    -----------    -----------
$ 1,816,435    $ 1,703,919    $    21,105
===========    ===========    ===========

$     60.55    $     56.80    $       .71
===========    ===========    ===========






        The accompanying notes are an integral part of these statements.

                Dispute Resolution Management Inc. and Subsidiary

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1999, 1998, and 1997 and for the six months ended June 30, 2000 (unaudited)

                                     Common       Retained
                                     Stock        Earnings        Total
                                  -----------   -----------    -----------
Balance as of January 1, 1997     $     3,000   $   (11,900)   $    (8,900)

Net earnings for period                     -        34,598         34,598

Distributions to stockholders               -       (23,817)       (23,817)
                                  -----------   -----------    -----------
Balance as of December 31, 1997         3,000        (1,119)         1,881

Net earnings for period                     -     2,793,310      2,793,310

Distributions to stockholders               -    (2,100,335)    (2,100,335)
                                  -----------   -----------    -----------
Balance as of December 31, 1998         3,000       691,856        694,856

Net earnings for period                     -     2,977,762      2,977,762

Distributions to stockholders               -    (2,872,991)    (2,872,991)
                                  -----------   -----------    -----------
Balance as of December 31, 1999         3,000       796,627        799,627

Net earnings for period
      (unaudited)                           -     2,271,069      2,271,069

Distributions to stockholders

      (unaudited)                           -      (549,616)      (549,616)
                                  -----------   -----------    -----------
Balance as of June 30, 2000
      (unaudited)                 $     3,000   $ 2,518,080    $ 2,521,080
                                  ===========   ===========    ===========


        The accompanying notes are an integral part of these statements.

                Dispute Resolution Management Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Six months
                                               ended June 30,
                                        --------------------------
                                            2000          1999
                                        -----------    -----------
                                        (Unaudited)    (Unaudited)
Increase (Decrease) in Cash and
   Cash Equivalents

Cash flows from operating activities
   Net earnings                         $ 2,271,069    $ 2,728,531
   Adjustments to reconcile change in
      net assets to net cash provided
      by operating activities
          Deemed note payment                     -              -
          Depreciation                       15,195          9,526
   Changes in assets and liabilities
      Accounts, notes and interest
          receivable                     (1,802,535)       (13,435)
      Prepaid expenses                      (27,080)        31,811
      Accounts payable                       40,170         15,418
      Accrued liabilities, notes and
          interest payable                    8,278        198,253
      Minority interest                    (183,830)       159,147
                                        -----------    -----------
               Net cash provided by
                 operating activities       321,267      3,129,251
                                        -----------    -----------
Cash flows used in investing
   activities

      Purchase of equipment                 (38,898)       (18,365)
      Investment in joint venture           (40,420)             -
                                        -----------    -----------
               Net cash used in
                 investing activities       (79,318)       (18,365)
                                        -----------    -----------
Cash flows used in financing
   activities

      Distributions to shareholders        (549,616)    (2,860,568)
                                        -----------    -----------
Net increase (decrease) in cash
   and cash equivalents                    (307,667)       250,318

Cash and cash equivalents at
   beginning of period                      545,944        809,381
                                        -----------    -----------
Cash and cash equivalents
   at end of period                     $   238,277    $ 1,059,699
                                        ===========    ===========

                                   (Continued)

        The accompanying notes are an integral part of these statements.

           Years ended December 31,
---------------------------------------------
    1999             1998              1997
-----------      -----------      -----------




$ 2,977,762      $ 2,793,310      $    34,598



          -         (200,000)               -
     21,876           12,680            9,499


   (297,386)         (96,946)         (50,927)
     35,874          (29,902)           3,462

     14,346           24,462           18,842
     59,127           14,760            7,375
   (155,977)         238,920           88,987
-----------      -----------      -----------

  2,663,622        2,765,284          119,836



    (46,068)         (36,378)         (22,285)
-----------      -----------      -----------


    (54,068)         (44,378)         (30,285)
-----------      -----------      -----------


 (2,872,991)      (2,100,335)         (23,817)
-----------      -----------      -----------

   (263,437)         620,571           65,734


    809,381          188,810          123,076
-----------      -----------      -----------

$   545,944      $   809,381      $   188,810
===========      ===========      ===========



        The accompanying notes are an integral part of these statements.

                Dispute Resolution Management Inc. and Subsidiary

                                                Six months
                                               ended June 30,
                                        --------------------------
                                            2000          1999
                                        -----------    -----------
                                        (Unaudited)    (Unaudited)

Supplemental disclosures of cash flows:

     Cash paid during the period for
         Interest                    $       530           $       -
         State income taxes$              14,546           $    18,629








        The accompanying notes are an integral part of these statements.

           Years ended December 31,
---------------------------------------------
    1999             1998              1997
-----------      -----------      -----------

$         -      $         -      $         -
$    13,000      $     1,087      $         -































        The accompanying notes are an integral part of these statements.

                Dispute Resolution Management Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998
         and for the six months ended June 30, 2000 and 1999 (unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

         1.     Business

         Dispute Resolution Management Inc., an S corporation (the Company) and its 80% owned subsidiary, Dispute Resolution, Ltd., a partnership, engage in management consulting specializing in settlements of environmental and insurance related disputes.
         The Company has operations in Utah, Colorado, Pennsylvania, Maryland, New Jersey and Texas.

         2.     Principles of consolidation

         The Company consolidates the accounts of its 80 percent owned subsidiary, Dispute Resolution, Ltd. All intercompany trans- actions have been eliminated. During the period ended June 30, 2000, the Company dissolved its interest in its subsidiary (Note C).

         3.  Investment in joint venture

         The Company accounts for a 50% interest in a joint venture under the equity method and is included in other assets. The Company's share of loss from the joint venture is included in other expense. Condensed financial information is not presented as the amounts are immaterial.

         4.     Cash and cash equivalents

         The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         5.     Accounts receivable

         All trade accounts are considered to be collectible and no allowance for doubtful accounts is required.

                                   (Continued)

         6.  Revenue recognition

         Revenue is recognized on retainers according to the terms of each contract and as services are provided and payment for services is reasonably assured. Revenue is recognized on contingent success fees as each dispute with each insurer is resolved and settlement proceeds have been recovered by the client.

         7.  Furniture and equipment

         Furniture and equipment are recorded at cost. Depreciation is calculated using the straight-line method based on estimated useful lives of three to seven years.

         8.  Income taxes

         Tax returns are filed annually and income taxes on earnings are paid by the shareholders and partners as specified in the Internal Revenue Code for S Corporations and Partnerships. No provision has been made for income taxes. The Company is subject to State franchise tax in several of the states in which it operates.

         The unaudited pro forma income tax information included in the Statement of Earnings is presented in accordance with the Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes, as if the Company had been subject to federal and state income taxes for all periods presented.

         There are differences between the financial carrying amounts and the tax basis of existing assets and liabilities, primarily resulting from the Company reporting taxable income on the cash basis. In connection with the proposed merger discussed in Note I, the Company's S Corporation election will terminate and the tax effect of the net difference between the book and tax basis of net assets at that date will be recorded in the combined Company's financial statements.

         9.  Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                   (Continued)

         10.      Advertising

         Advertising costs of $78,966, $29,583, and $60,464 for the years ended December 31, 1999, 1998 and 1997, respectively, were expensed as incurred.

         11.  Net earnings per share

         Net earnings per share is based on weighted average shares outstanding of 30,000 shares for the years ended December 31, 1999, 1998, and 1997, and six months ended June 30, 2000 and 1999. There is no difference on earnings per share on a fully diluted basis because average shares outstanding are the same for both the basic and fully diluted shares outstanding.

         12.  Unaudited information

         In the opinion of management, the accompanying unaudited financial statements for the six month periods ended June 30, 2000 and 1999 contain all adjustments (consisting only of normal recurring items) necessary to represent fairly the results of operations and cash flows for the Company for the six month periods ended June 30, 2000 and 1999. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire year.

         13.  New accounting standards

         In June 1998, the Financial Accounting Standard Board issued SFAS 133 Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 1999. SFAS 133 is not expected to have a material effect on the financial position or results of operations of the Company.

NOTE B - NOTES AND INTEREST RECEIVABLE FROM STOCKHOLDERS

      The Company has a note receivable of $50,000 from each of the two stockholders. The notes have an interest rate of 8%. The notes have no specific repayment terms and have been classified as long term.

                                           1999                  1998

         Stockholder notes              $100,000              $100,000
         Accrued interest                 24,000                16,000

                                        $124,000              $116,000

      The notes and interest were paid during the period ended June 30, 2000.

NOTE C - PARTNERSHIP AGREEMENT

     Dispute Resolution Ltd. (DRLTD) was formed in 1996. As part of the agreement, the limited partner, KPMG Peat Marwick LLP (KPMG), transferred service contracts to DRLTD and made a cash advance of $200,000. DRLTD is obligated to pay KPMG twenty percent of gross fees collected on these contracts until the work is completed or until a total amount of $5,000,000 has been paid to KPMG. Total disbursements under this agreement for the years ended December 31, 1999, 1998 and 1997 were $1,448,000, $761,717, and
     $126,306, respectively. The $200,000 advance was deemed paid by KPMG and recognized as income by DRLTD in 1998. Effective as of December 31, 1999, the Company has negotiated a termination of the DRLTD partnership agreement with KPMG. The Company received approximately $86,000 of other income as a result of the negotiated termination. In addition, KPMG has a security interest equal to 20% of gross revenues which may be collected from a certain client in the future. The amount has not been determined or accrued at June 30, 2000.

NOTE D - CONCENTRATIONS

     Cash balances

     The Company maintains its cash balances in one financial institution located in Salt Lake City, Utah. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured cash balances were approximately $350,000 at December 31, 1999.

     Customers

     The Company's customer base consists primarily of business entities in the United States. Substantially all revenues are from these customers.

     The following clients accounted for 10% or more of total revenue:

                      Six months ended              Years ended
                          June 30,                  December 31,
                      ----------------      ---------------------------
                        2000      1999         1999      1998      1997
                      -------  -------      -------   -------   -------
          Company A        -         -            -         -        12%
          Company B        -         -            -         -        12%
          Company C        -         -            -         -        21%
          Company D        -         -            -        24%        -
          Company E        -        44%          40%       16%        -
          Company F        -        35%          29%       13%        -
          Company G       24%        -            -         -         -
          Company H       55%        -            -         -         -

                                   (Continued)

     The following individual clients accounts for 10% or more of accounts receivable:

                               June 30,                December 31,
                           -----------------         -----------------
                           2000         1999         1999         1998
                           ----         ----         ----         ----
          Company A          72%           -            -           26%
          Company B           -            -            -           20%
          Company C           -            -            -           22%
          Company D           -            -           24%           -
          Company E           -            -           57%           -
          Company F           -           91%           -            -

NOTE E - NOTES AND INTEREST PAYABLE - STOCKHOLDERS

     The Company has a note payable of $48,500 from each of two stockholders. Interest has been accrued at the rate of 8% per annum. The notes are due subsequent to January 1, 2000, and have been classified as long term.

                                           1999             1998
                                        --------         --------
         Stockholder notes              $ 97,000         $ 97,000
         Accrued interest                 23,280           15,520
                                        --------         --------
                                        $120,280         $112,520
                                        ========         ========

     The notes and interest were offset and distributed during the period ended June 30, 2000.

NOTE F - OPERATING LEASE

     The Company leases office space for its Colorado, Maryland, New Jersey, Pennsylvania, Texas and Utah operations on a month to month basis. Total lease payments for the years ended December 31, 1999, 1998 and 1997 were $81,887, $58,479, $10,037, respectively. Future operating lease commitments are as follows:

                               2000                             $ 47,342
                               2001                               26,444
                                                                --------
                                                                        $ 73,786

                                                                ========

NOTE G - RETIREMENT PLAN

     The Company maintains a retirement plan qualified under Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to contribute up to 15% of their salaries, and the Company may elect a discretionary contribution. Both the employee and employer contributions are limited to the maximum allowable amounts specified in the IRS Regulations. No discretionary contributions have been made by the Company. Employees are eligible to participate in the plan as soon as they are employed by the Company.

NOTE H - FAIR VALUE OF FINANCIAL INSTRUMENTS

     None of the Company's financial instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at 1999 and 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE I - SUBSEQUENT EVENT

     Subsequent to December 31, 1999, the Company entered into a letter of intent to merge with another entity. The closing of the transaction is dependent upon certain provisions being met including financing and shareholder approval.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            COMMODORE APPLIED TECHNOLOGIES, INC.



Date:  August 30, 2000                      By:/s/ James M. DeAngelis
                                               ---------------------------
                                                James M. DeAngelis
                                                Senior Vice President and
                                                Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.                      Description

27.1           Financial Data Schedule


99.1           Stock  Purchase  Agreement,  dated as of August 30,  2000,  among
               Commodore  Applied   Technologies,   Inc.,   Dispute   Resolution
               Management, Inc., William Russell and Tamie Speciale.

99.2           Press Release Dated August 30, 2000